EX-99.(l)(i)

PURCHASE AGREEMENT

Global Beta ETF Trust (the “Trust”), a Delaware statutory trust, and Global Beta Advisors, LLC (“Global Beta”), hereby agree as follows:

1.
The Trust hereby offers to sell to Global Beta and Global Beta hereby agrees to purchase 5,000 shares of the Global Beta Smart Income ETF, a series of the Trust, at a price of $20 per share.  The Trust hereby acknowledges receipt from Global Beta of funds in full payment for the foregoing shares.

2.	The shares are to be purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

3.
Global Beta represents and warrants to the Trust that the foregoing shares are being acquired for investment purposes only and that it has no present intention of redeeming or reselling the shares so acquired.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 9th day of December, 2019.

GLOBAL BETA ETF TRUST

By:	/s/ Vincent T. Lowry
	Name:	Vincent T. Lowry
	Title:	President and Trustee

GLOBAL BETA ADVISORS, LLC

By:	/s/ Justin Lowry
	Name:	Justin Lowry
	Title:	Chief Investment Officer